Filed Pursuant to Rule 424(b)(3)
                                                Registration File No. 333-116728
Prospectus  Supplement  No.  1
(To  Prospectus  Dated  November  3,  2004)


                                 NS8 CORPORATION
                        33,746,226 SHARES OF COMMON STOCK

This prospectus supplement relates to the offer and sale from time to time of up to 33,746,226 shares of our common stock, including common stock issuable upon the exercise of common stock purchase warrants, by the selling stockholders named in the prospectus dated November 3, 2004, and in this prospectus supplement.

You should read this prospectus supplement in conjunction with the prospectus dated November 3, 2004, and this prospectus supplement is qualified by reference to the prospectus, except to the extent that the information in this prospectus supplement supersedes the information contained in the prospectus. The prospectus is to be delivered with this prospectus supplement. The terms of our common stock and the common stock issuable upon exercise of the common stock purchase warrants are set forth in the prospectus.

Our common stock is quoted on the NASD Over-the-Counter Bulletin Board under the symbol "NSEO." On December 23, 2004, the last reported sale price of our common stock was $0.49.

Investing in the securities involves risks. See ''Risk Factors'' on page 6 of the prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The  date  of  this  prospectus  supplement  is  January  14,  2005.


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                              SELLING STOCKHOLDERS

The following table presents information regarding the selling stockholders. The selling shareholders are the entities who have assisted in or provided financing to NS8Corp. A description of each selling shareholder's relationship to NS8Corp and how each selling shareholder acquired the shares to be sold in this offering is detailed in the information immediately following this table.

                                                                  Percentage
                                                                      of
                                                                  Outstanding
                                                  Shares to be   Shares to be
                                    Percentage      Acquired       Acquired                     Percentage
                                        of          under the      under the                        of
                                    Outstanding      Equity         Equity                      Outstanding
                       Shares         Shares      Distribution   Distribution                     Shares
                    Beneficially   Beneficially     Agreement      Agreement                   Beneficially
                       Owned           Owned         and the        and the     Shares to be       Owned
Selling                Before         Before         Secured        Secured      Sold in the       After
Stockholder         Offering (1)     Offering       Debenture      Debenture      Offering     Offering (1)
-----------------  --------------  -------------  -------------  -------------  -------------  -------------

Shares Acquired  in Financing  Transactions  with  NS8Corp

Cornell Capital
 Partners, L.P.      1,265,203(2)          1.41%  27,372,145(3)            23.5%    28,637,348              0%

  Others

Newbridge
Securities
Company                  9,346(4)             *                                          9,346              0%

Delilah
Holdings, LLC
(5)                  1,763,825(6)          1.94%                                     1,763,825              0%

Internet Finance
International
Corp.(7)               503,950(8)             *                                        503,950              0%

David Propis(9)        271,975(10)            *                                        251,975              *

Robert L.
Davidson(11)           350,000(12)            *                                        200,000              *

Jackson
Steinem,
Inc.(13)             2,504,782(14)         2.73%                                     2,379,782              *

*     Less  than  1%  of  the  total  outstanding  common  stock.

(1) Applicable percentage of ownership is based on 89,213,431 shares of common stock outstanding as of September 30, 2004, together with securities exercisable or convertible into shares of common stock within 60 days of September 30, 2004, for each stockholder. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock subject to securities exercisable or convertible into shares of common stock that are currently exercisable or exercisable within 60 days are deemed to be beneficially owned by the person holding such securities for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Note that affiliates are subject to Rule 144 and insider trading regulations - percentage computation is for illustration purposes only.

(2) Includes 925,234 shares received by Cornell Capital Partners as a one time commitment fee under the Equity Distribution Agreement. Also includes common stock purchase warrants to purchase 339,969 shares of common stock at an exercise price of $0.61 per share. Maximum Ventures, Inc. ("MVI") assigned these warrants to Cornell Capital Partners as described in footnote 5 to this table.

(3) Includes 18,691,589 shares to be acquired by Cornell Capital Partners under the Equity Distribution Agreement assuming a price of $1.07 per share and 8,680,556 shares as a good faith estimate of the number of shares needed as a result of conversion of a total of $1,500,000 of the Secured Debenture.

(4) Includes 9,346 shares received by Newbridge Securities Company as a one-time fee under the Placing Agent Agreement.

(5) Delilah Holdings, LLC is wholly-owned by the principal stockholder of MVI and his spouse. MVI was issued common stock purchase warrants to purchase 5,439,501 shares of common stock at an exercise price of $2.00 per share. As of December 23, 2004, the exercise price of these warrants was reduced to $0.61 per share, and the warrants were assigned in their entirety to other Selling Stockholders, as described in this table.

(6) Includes common stock purchase warrants to purchase 1,769,825 shares of common stock at an exercise price of $0.61 per share. MVI assigned these warrants to Delilah Holdings, LLC as described in footnote 5 to this table.

(7) Internet Finance International Corp. is wholly-owned by Chris Kern. Mr. Kern is a stockholder and director of MVI.

(8) Includes common stock purchase warrants to purchase 503,950 shares of common stock at an exercise price of $0.61 per share. MVI assigned these warrants to Internet Finance International Corp. as described in footnote 5 to this table.

(9)     Mr.  Propis  is  an  employee  of  MVI.

(10) Includes common stock purchase warrants to purchase 251,975 shares of common stock at an exercise price of $0.61 per share. MVI assigned these warrants to Mr. Propis as described in footnote 5 to this table.

(11) Mr. Davidson is legal counsel to MVI and also acts as outside legal counsel to the Company on certain securities matters.

(12) Includes common stock purchase warrants to purchase 200,000 shares of common stock at an exercise price of $0.61 per share. MVI assigned these warrants to Mr. Davidson as described in footnote 5 to this table. Also includes five-year options to purchase 150,000 shares of common stock at an exercise price of $0.64 per share granted to Mr. Davidson in December 2004 under the Company's 2004 Stock Incentive Plan.

(13) The beneficial owner of Jackson Steinem, Inc. is Adam S. Gottbetter of Gottbetter & Partners, LLP, legal counsel to the Company.

(14) Includes common stock purchase warrants to purchase 2,379,782 shares of common stock at an exercise price of $0.61 per share. MVI assigned these warrants to Jackson Steinem, Inc. as described in footnote 5 to this table.